Exhibit 3 — Resolutions adopted by the Board of Directors of the Company amending Section 1 of the bylaws

RESOLUTIONS ADOPTED BY THE
BOARD OF DIRECTORS OF
TARPON COAST BANCORP, INC.

      WHEREAS, the Company has previously adopted its Bylaws that are currently in full force and effect; and

      WHEREAS, the Board desires to amend the Bylaws as it relates to the scheduling of the Company’s annual meeting of shareholder.

      NOW, THEREFORE, BE IT RESOLVED, that Section 1 of Article I of the Bylaws is amended to provide as follows:

Section 1. Annual Meeting. The annual meeting of the shareholders of the Corporation shall be held following the end of the Corporation’s fiscal year at such time as shall be determined by the Board of Directors. The annual meeting shall be held for the election of directors of the Corporation and the transaction of any business which may be brought before the meeting. The annual meeting of the shareholders for any year shall be held no later than eighteen months after the last preceding annual meeting of shareholders. The failure to hold the annual meeting at the time stated shall not affect the validity of any corporate action and shall not work a forfeiture of or dissolution of the Corporation. Annual meetings shall be held at the Corporation’s principal office unless stated otherwise in the notice to the annual meeting.

          BE IT FURTHER RESOLVED, that the proper officers of the Corporation are authorized to take any such action and sign any such documents, instruments and agreements as they may deem necessary or appropriate to fulfill the purpose and intent of the foregoing resolutions.